Company Press Release
Source Lakeland Industries, Inc.



Lakeland Reports Renewal of its Commercial Line of Credit and Record Sales Comparisons for the 3 Months Ended April 30, 2004

Q1'05 Net Sales of $26.8 Million - Up 12.6% Over Q1'04 of $23.8 Million


RONKONKOMA, NY, May 19, 2004 - Lakeland Industries, Inc. (National NASDAQ
Symbol: LAKE), a leading manufacturer of industrial protective clothing for Homeland Security and other industrial applications, today reported that its commercial lender renewed its $18 million Revolving Line of Credit until July 31, 2005.


Lakeland entered into a revolving credit facility of $18 million with its commercial lender on July 31, 2003. This line was to expire July 31, 2004. This facility has been extended to July 31, 2005. Lakeland also has a $ 3 million term facility with this lender, the availability of which reduces incrementally over its 3 year term by $83,333 per month and expires January 2007.

Net sales increased to approximately $3.0 million, or 12.6% to approximately $26.8 million for the first quarter ended April 30, 2004 from $23.8 million for the first quarter ended April 30, 2003, and this prior 2003 quarter included one time shipments of approximately $1,000,000 in SARS related sales at its Canadian and Chinese subsidiaries.

Statements contained in this press release that are not historical facts are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities and Litigation Reform Act of 1995. In addition, words such as "estimates" "could," "should," "may," "feels," "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties, including but not limited to the timely development and acceptance of new products, the impact of competitive products and pricing, changing market conditions, the successful integration of acquisitions, continued availability and favorable pricing of raw materials, and the other risks. Actual results may differ materially from those projected. The company disclaims, however, any intent or obligation to update these forward-looking statements

For further information on the Company see http/www.Lakeland.com - See our products in Green or "Financial Info" in Black then to "SEC All Filings" or contact:

Christopher J. Ryan
Lakeland Industries Inc.
Tel. # 631-981-9700 Fax # 631-981-9751
E-mail:  chrisr@lakeland-ind.com